FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-17

From:  Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/30/20 09:16:32

To:  [REDACTED] (WELLS FARGO SECURITI )
Subject:  NEW ISSUE CMBS: WFCM 2020-C58 *PUBLIC ANNOUNCEMENT*

WFCM 2020-C58 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $597.385 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	26.019	30.000%	2.82	41.9%	15.4%
A-2	AAAsf/AAA(sf)/Aaa(sf)	6.764	30.000%	5.00	41.9%	15.4%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	28.803	30.000%	7.00	41.9%	15.4%
A-3*	AAAsf/AAA(sf)/Aaa(sf)	200.000	30.000%	9.23	41.9%	15.4%
A-4*	AAAsf/AAA(sf)/Aaa(sf)	225.825	30.000%	9.86	41.9%	15.4%
X-A	AAAsf/AAA(sf)/Aaa(sf)	487.411	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	109.974	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa2(sf)	53.964	22.250%	9.91	46.6%	13.9%
B	AA-sf/AA(sf)/NR	35.685	17.125%	9.97	49.7%	13.0%
C	A-sf/A(sf)/NR	20.325	14.206%	10.00	51.4%	12.6%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$696,302,595
NUMBER OF LOANS:	48
NUMBER OF PROPERTIES:	70
WA CUT-OFF LTV:	59.9%
WA BALLOON LTV:	54.0%
WA U/W NCF DSCR:	2.33x
WA U/W NOI DEBT YIELD:	10.8%
WA MORTGAGE RATE:	3.788%
TOP TEN LOANS %:	48.6%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	358
WA SEASONING (MOS):	3
LOAN SELLERS:	WFB(33.5%), BARCLAYS(21.6%), LMF(17.2%), BSPRT(14.6%), AREF(13.1%)
TOP 3 PROPERTY TYPES:	OFFICE(25.4%), INDUSTRIAL(22.3%), RETAIL(20.5%)
TOP 5 STATES:	CA(36.8%), FL(8.9%), NY(7.2%), PA(6.7%), NV(6.5%)
MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
DIRECTING CERTIFICATEHOLDER:	RREF IV-D AIV RR H, LLC
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	TODAY
PRESALE REPORTS:	TODAY/TOMORROW
ANTICIPATED PRICING:	WEEK OF NOVEMBER 30, 2020
ANTICIPATED SETTLEMENT:	DECEMBER 16, 2020
CONFERENCE CALLS:	UPON DEMAND

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	WFCM 2020-C58
Password:	WF2020C58

Intex:
Dealname:	WFC20C58
Password:	gah55s12qb1dvs1bz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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